Zebra Technologies Completes Acquisition of Elo to Accelerate Connected Frontline Experiences

Combination of Zebra and Elo adds intelligence to frontline operations

LINCOLNSHIRE, Ill. – Oct. 1, 2025 – Zebra Technologies Corporation (NASDAQ: ZBRA), a global leader in digitizing and automating workflows to deliver intelligent operations, today announced it has completed its acquisition of Elo Touch Solutions, Inc., an innovator of solutions that engage customers, enhance self-service and accelerate automation across retail, hospitality, quick service restaurants (QSR), healthcare and industrial markets. Elo had been majority owned since 2018 by funds managed by Crestview Partners. This acquisition increases Zebra’s focus on customer-facing workflows and expands its addressable market by approximately $8 billion.

Respected Industry Leader in Customer Facing Frontline Workflows

As a pioneer in touchscreen technology with decades of experience, Elo provides solutions that modernize point of sale (POS), streamline self-service and payment experiences, automate kitchen/industrial workflows and optimize production and process management. Elo offers a wide range of industry tailored solutions such as POS, self-serve kiosks and interactive digital displays.

In response to continued labor constraints and consumers’ increased comfort with self-service technology, businesses of all sizes are increasingly embracing digital solutions that accelerate workflows by giving consumers choice about how they interact with the frontline of business.

One of Elo’s strengths is providing solutions where fast or self-service is a requirement. This includes convenience stores, QSRs and environments where self-checkout or other self-service functions provide critical customer experiences. Others who benefit from using Elo solutions include retail stores, hospitals, airports, hotels, manufacturing environments, consumer packaging businesses and many others.

Tailored Products with Exceptional Quality for Commercial Use

With hundreds of innovative patents, Elo offers:

•flexible, modular solutions that deliver cross-generational compatibility, lowering total cost of ownership.
•an enterprise-ready platform and robust software tools that seamlessly integrate into customers’ existing ecosystems, providing unmatched lifecycle support and longevity across touch points and empowering enterprises to design, deploy and scale interactive experiences with confidence.
•innovative technology including accessibility solutions for the sight impaired, color blind and others.

“The combination of Zebra and Elo is attractive for enterprise customers who are accelerating their efforts to digitize and automate their workflows to create in-person experiences as smart and connected as the online world,” said Bill Burns, Chief Executive Officer, Zebra Technologies.

“This acquisition further elevates our strategic position across the retail, hospitality, QSR, healthcare and manufacturing industries through the breadth and depth of our combined portfolio of solutions.”

Zebra and Elo: Better Together

With Zebra and Elo, retailers and QSRs will be empowered to further elevate consumer experiences with complementary solutions at point-of-service including compute, scanning, personal shopper devices and touchscreen displays. Over time, Zebra will offer a common platform across mobile and fixed digital touchpoints throughout the store that improves frontline efficiency and customer service.

Interconnected digital platforms such as retail media networks are becoming more pervasive and require more frequent updates, plus greater interoperability and processing power. In addition, leading analysts have noted that traditional POS technologies are advancing beyond store-only transactional services to enable an experience-led unified commerce strategy. Zebra and Elo together are well-positioned to capitalize on these trends by delivering complete solutions to empower associates, increase inventory visibility and elevate customer experiences.

ABOUT ZEBRA TECHNOLOGIES

Zebra (NASDAQ: ZBRA) provides the foundation for intelligent operations with an award-winning portfolio of connected frontline, asset visibility and automation solutions. Organizations globally across retail, manufacturing, transportation, logistics, healthcare, and other industries rely on us to deliver outcomes today while driving innovation for what’s next. Together with our partners, we create new ways of working that improve productivity and empower organizations to be better every day.

Contacts
Investors: Michael Steele, CFA, IRC Vice President, Investor Relations Phone: +1-847-518-6432 InvestorRelations@zebra.com	Media: Therese Van Ryne Senior Director, External Communications Phone: +1-847-370-2317 therese.vanryne@zebra.com
Industry Analyst : Kasia Fahmy Senior Manager, Analyst Relations Phone: +1-224-306-8654 k.fahmy@zebra.com

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